Exhibit 99.1

Clarus Reports Third Quarter 2023 Results

SALT LAKE CITY, Utah – November 7, 2023 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial Summary vs. Same Year-Ago Quarter

•	Sales of $100.1 million compared to $115.7 million.
•	Gross margin improved 140 basis points to 35.5% compared to 34.1%.
•	Net loss of $1.3 million, or $(0.03) per diluted share, compared to net income of $2.8 million, or $0.07 per diluted share.
•	Adjusted net income before non-cash items of $6.0 million, or $0.16 per diluted share, compared to $10.2 million, or $0.26 per diluted share.
•	Adjusted EBITDA of $9.9 million with an adjusted EBITDA margin of 9.9% compared to $15.1 million with an adjusted EBITDA margin of 13.0%.

Management Commentary

"Our brands largely experienced another challenging quarter given persistent macroeconomic headwinds that have constrained consumer demand, as well as the continued inventory overhang at retail and distributors," said Warren Kanders, Clarus’ Executive Chairman. “However, we made significant strides in the strategic review of our brands, developing compelling long-term growth plans, rebuilding our teams, and taking steps to recalibrate each business to operate more efficiently in the post-COVID era.

“We also made progress on our inventory reduction initiatives. This includes improving the aging of our inventory at Outdoor while prioritizing the investment in new products underlying potentially compelling new business opportunities. We accomplished this all while reducing total debt in the third quarter.

“Looking towards the fourth quarter, our priorities remain set on seeking the stabilization of sales and margins, additional organizational reshaping and cost reductions, and resetting our brands to a new baseline as we enter 2024. We are confident in our belief that this strategy is grounded in seeking the maximization of shareholder value creation.”

Third Quarter 2023 Financial Results

Sales in the third quarter were $100.1 million compared to $115.7 million in the same year-ago quarter. Foreign currency exchange was unfavorable to sales by $0.4 million in the third quarter as the U.S. dollar continued to strengthen against the Australian dollar but weakened compared to the Euro.

Sales in the Adventure segment increased 9% to $20.2 million, or $20.9 million on a constant currency basis, compared to $18.6 million in the year-ago quarter, reflecting increased demand in Australia and continuing stabilization in North America. Sales in the Outdoor segment were $61.1 million, or $60.8 million on a constant currency basis, compared to $62.9 million in the year ago quarter. The 3% decrease at the Outdoor segment was due to declines in the Company’s North American and European sales region, partially offset by strength in the direct-to-consumer channels and the PIEPS brand. Precision Sport sales were $18.8 million compared to $34.2 million in the year-ago quarter. Sales in the Precision Sport segment were down 45% compared to the year-ago quarter due to the market for bullets and ammunition significantly slowing as a result of heightened inventory levels at retail and at key distributors, lower consumer demand given the promotional pricing environment earlier in the year, and broader macroeconomic headwinds.

Gross margin in the third quarter increased 140 basis points to 35.5% compared to 34.1% in the year-ago quarter, primarily driven by easing freight costs positively impacting gross margin by 90 basis points, along with positive channel and product mix of 80 basis points. This was somewhat offset by a 30-basis point unfavorable impact from foreign currency exchange.

Selling, general and administrative expenses in the third quarter declined 2% to $31.8 million compared to $32.3 million in the same year-ago quarter. The decline was driven by expense reduction initiatives, lower non-cash stock-based compensation expense for performance awards at corporate, lower sales commissions because of the lower revenue, and lower intangible amortization expense. These decreases were partially offset by higher legal costs of $0.4 million at corporate due to the litigation related to the Short Swing Profit trading situation from the third quarter of 2022 and investment in e-commerce initiatives at the Outdoor segment.

Net loss in the third quarter was $1.3 million, or $(0.03) per diluted share, compared to net income of $2.8 million, or $0.07 per diluted share, in the prior year’s third quarter. Net loss in the third quarter included a $1.1 million restructuring charge related to cost reductions, as well as $0.8 million of transaction costs associated with the TRED® acquisition and the costs associated with the process related to the Company’s evaluation and exploration of possible strategic alternatives in response to the non-binding indication of interest received from Mr. Kanders, the Company’s Executive Chairman, to acquire the Company’s Precision Sport segment.

Adjusted net income before non-cash items in the third quarter, which excludes non-cash items, restructuring charges and transaction costs, was $6.0 million, or $0.16 per diluted share, compared to $10.2 million, or $0.26 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the third quarter was $9.9 million, or an adjusted EBITDA margin of 9.9%, compared to $15.1 million, or an adjusted EBITDA margin of 13.0%, in the same year-ago quarter. The decline in adjusted EBITDA was driven by lower sales volumes, and a $0.4 million consolidated foreign currency exchange headwind due to the strength of the U.S. dollar against the Australian Dollar. These impacts were partially offset by improvements in SG&A in the quarter.

Net cash provided by operating activities for the three months ended September 30, 2023, was $0.1 million compared to $(11.5) million in the prior year quarter. Capital expenditures in the third quarter of 2023 were $1.2 million compared to $2.1 million in the prior year quarter. Free cash flow for the third quarter of 2023 improved to $(1.1) million compared to $(13.6) million in the prior year quarter, mainly driven by reductions to inventory.

Liquidity at September 30, 2023 vs. December 31, 2022

•	Cash and cash equivalents totaled $8.0 million compared to $12.1 million.
•	Total debt of $122.6 million compared to $139.0 million.
•	The Company’s credit facility matures in April of 2027 and bears interest at a variable rate that was approximately 7.7% at September 30, 2023.
•	Remaining access to approximately $17.3 million on the Company’s revolving line of credit.
•	Net debt leverage ratio of 3.3x compared to 2.0x

TRED Outdoors Acquisition

On October 9, 2023, Clarus acquired Australian-based TRED Outdoors®, a fast-growing, outdoor adventure brand producing best-in-class, innovative products that expands the Company’s recovery board solutions, for a combination of cash, stock, and future consideration. TRED will continue to operate independently as a wholly owned subsidiary of Clarus and will be part of the Company’s Adventure reporting segment, which also includes Rhino-Rack and MAXTRAX.

2023 Outlook

The Company now expects fiscal year 2023 sales of $364 million to $368 million and adjusted EBITDA of $33 million to $35 million. In addition, capital expenditures are now expected to be approximately $6 million and free cash flow is now expected to range between $20 and $22 million for the full year 2023.

Net Operating Loss (NOL)

The Company estimates that it has available net operating loss (the “NOLs”) carryforwards for U.S. federal income tax purposes of approximately $18.9 million, which includes $3.1 million of U.S. federal NOL carryforwards that expire on December 31, 2023. The Company’s common stock is subject to a rights agreement dated February 7, 2008, that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the Company will be able fully utilize the NOLs to offset current and future earnings or that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2023 results.

Date: Tuesday, November 7, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Registration Link: https://register.vevent.com/register/BI6ecc612fe7a34c66b78ea1e3769c1790

To access the call by phone, please register via the live call registration link above and you will be provided with dial-in instructions and details. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 7:00 p.m. Eastern Time on the same day through November 7, 2024.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, PIEPS®, Rhino-Rack®, MAXTRAX®, TRED Outdoors®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.tredoutdoors.com, www.sierrabullets.com, www.barnesbullets.com, or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin, and (iv) free cash flow (defined as net cash provided by operating activities less capital expenditures). The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the sections titled “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contacts:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

CLAR@gateway-grp.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash	$8,024	$12,061
Accounts receivable, less allowance for
credit losses of $1,576 and $1,211	72,601	66,553
Inventories	140,460	147,072
Prepaid and other current assets	7,155	9,899
Income tax receivable	2,444	3,034
Total current assets	230,684	238,619

Property and equipment, net	41,131	43,010
Other intangible assets, net	44,305	55,255
Indefinite-lived intangible assets	80,936	82,901
Goodwill	61,895	62,993
Deferred income taxes	20,333	17,912
Other long-term assets	17,942	17,455
Total assets	$497,226	$518,145

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$28,864	$27,052
Accrued liabilities	22,435	25,170
Income tax payable	-	421
Current portion of long-term debt	12,566	11,952
Total current liabilities	63,865	64,595

Long-term debt, net	110,077	127,082
Deferred income taxes	17,534	18,506
Other long-term liabilities	14,480	15,854
Total liabilities	205,956	226,037

Stockholders’ Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 42,582 and 41,637 issued and 37,970 and 37,048 outstanding, respectively	4	4
Additional paid in capital	688,878	679,339
Accumulated deficit	(341,396)	(336,843)
Treasury stock, at cost	(32,929)	(32,707)
Accumulated other comprehensive loss	(23,287)	(17,685)
Total stockholders’ equity	291,270	292,108
Total liabilities and stockholders’ equity	$497,226	$518,145

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2023	September 30, 2022
Sales
Domestic sales	$44,152	$55,540
International sales	55,923	60,175
Total sales	100,075	115,715

Cost of goods sold	64,527	76,291
Gross profit	35,548	39,424

Operating expenses
Selling, general and administrative	31,790	32,340
Restructuring charges	1,099	-
Transaction costs	842	858
Contingent consideration expense	-	104

Total operating expenses	33,731	33,302

Operating income	1,817	6,122

Other expense
Interest expense, net	(2,842)	(2,216)
Other, net	(443)	(1,238)

Total other expense, net	(3,285)	(3,454)

(Loss) income before income tax	(1,468)	2,668
Income tax benefit	(204)	(83)
Net (loss) income	$(1,264)	$2,751

Net (loss) income per share:
Basic	$(0.03)	$0.07
Diluted	(0.03)	0.07

Weighted average shares outstanding:
Basic	37,470	37,369
Diluted	37,470	39,580

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Sales
Domestic sales	$135,724	$181,920
International sales	145,463	162,004
Total sales	281,187	343,924

Cost of goods sold	178,864	216,566
Gross profit	102,323	127,358

Operating expenses
Selling, general and administrative	94,809	101,959
Restructuring charges	1,835	-
Transaction costs	975	2,880
Contingent consideration (benefit) expense	(1,565)	493

Total operating expenses	96,054	105,332

Operating income	6,269	22,026

Other expense
Interest expense, net	(8,445)	(5,060)
Other, net	(134)	(2,648)

Total other expense, net	(8,579)	(7,708)

(Loss) income before income tax	(2,310)	14,318
Income tax (benefit) expense	(553)	2,494
Net (loss) income	$(1,757)	$11,824

Net (loss) income per share:
Basic	$(0.05)	$0.32
Diluted	(0.05)	0.30

Weighted average shares outstanding:
Basic	37,267	37,256
Diluted	37,267	39,694

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	September 30, 2023		September 30, 2022
Gross profit as reported	$35,548	Gross profit as reported	$39,424

Gross margin as reported	35.5%	Gross margin as reported	34.1%

NINE MONTHS ENDED

	September 30, 2023		September 30, 2022
Gross profit as reported	$102,323	Gross profit as reported	$127,358
Plus impact of inventory fair value adjustment	-	Plus impact of inventory fair value adjustment	269
Adjusted gross profit	$102,323	Adjusted gross profit	$127,627

Gross margin as reported	36.4%	Gross margin as reported	37.0%

Adjusted gross margin	36.4%	Adjusted gross margin	37.1%

CLARUS CORPORATION

RECONCILIATION FROM NET (LOSS) INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	September 30, 2023	Share	September 30, 2022	Share
Net (loss) income	$(1,264)	$(0.03)	$2,751	$0.07

Amortization of intangibles	3,061	0.08	3,683	0.09
Depreciation	1,943	0.05	2,091	0.05
Amortization of debt issuance costs	232	0.01	232	0.01
Stock-based compensation	1,168	0.03	2,220	0.06
Income tax benefit	(204)	(0.01)	(83)	(0.00)
Cash paid for income taxes	(821)	(0.02)	(1,663)	(0.04)

Net income before non-cash items	$4,115	$0.11	$9,231	$0.23

Restructuring charges	1,099	0.03	-	-
Transaction costs	842	0.02	858	0.02
Contingent consideration expense	-	-	104	0.00
State cash taxes on adjustments	(36)	(0.00)	(21)	(0.00)

Adjusted net income before non-cash items	$6,020	$0.16	$10,172	$0.26

CLARUS CORPORATION
RECONCILIATION FROM NET (LOSS) INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Nine Months Ended
		Per Diluted		Per Diluted
	September 30, 2023	Share	September 30, 2022	Share
Net (loss) income	$(1,757)	$(0.05)	$11,824	$0.30

Amortization of intangibles	9,560	0.26	11,740	0.30
Depreciation	5,675	0.15	5,800	0.15
Amortization of debt issuance costs	696	0.02	593	0.01
Stock-based compensation	4,037	0.11	9,142	0.23
Inventory fair value of purchase accounting	-	-	269	0.01
Income tax (benefit) expense	(553)	(0.01)	2,494	0.06
Cash paid for income taxes	(1,831)	(0.05)	(7,155)	(0.18)

Net income before non-cash items	$15,827	$0.42	$34,707	$0.87

Restructuring charges	1,835	0.05	-	-
Transaction costs	975	0.03	2,880	0.07
Contingent consideration (benefit) expense	(1,565)	(0.04)	493	0.01
State cash taxes on adjustments	(23)	(0.00)	(74)	(0.00)

Adjusted net income before non-cash items	$17,049	$0.46	$38,006	$0.96

CLARUS CORPORATION
RECONCILIATION FROM NET (LOSS) INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN
(In thousands)

	Three Months Ended
	September 30, 2023	September 30, 2022
Net (loss) income	$(1,264)	$2,751

Income tax benefit	(204)	(83)
Other, net	443	1,238
Interest expense, net	2,842	2,216

Operating income	1,817	6,122

Depreciation	1,943	2,091
Amortization of intangibles	3,061	3,683

EBITDA	6,821	11,896

Restructuring charges	1,099	-
Transaction costs	842	858
Contingent consideration expense	-	104
Stock-based compensation	1,168	2,220

Adjusted EBITDA	$9,930	$15,078

Sales	$100,075	$115,715

EBITDA margin	6.8%	10.3%
Adjusted EBITDA margin	9.9%	13.0%

CLARUS CORPORATION
RECONCILIATION FROM NET (LOSS) INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN
(In thousands)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Net (loss) income	$(1,757)	$11,824

Income tax (benefit) expense	(553)	2,494
Other, net	134	2,648
Interest expense, net	8,445	5,060

Operating income	6,269	22,026

Depreciation	5,675	5,800
Amortization of intangibles	9,560	11,740

EBITDA	21,504	39,566

Restructuring charges	1,835	-
Transaction costs	975	2,880
Contingent consideration (benefit) expense	(1,565)	493
Inventory fair value of purchase accounting	-	269
Stock-based compensation	4,037	9,142

Adjusted EBITDA	$26,786	$52,350

Sales	$281,187	$343,924

EBITDA margin	7.6%	11.5%
Adjusted EBITDA margin	9.5%	15.2%